Exhibit 8.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

October 18, 2022	Geoffrey M. Davis Tel +1 312 923 8302 GDavis@jenner.com

Shift Technologies, Inc.
290 Division Street
Suite 400
San Francisco, CA 94103

Re:	Shift Technologies, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen,

We have acted as special counsel to you, Shift Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement (as defined below) relating to (i) the proposed Merger to be undertaken by the Company, Shift Remarketing Operations, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and CarLotz, Inc. (“CarLotz”), and (ii) an amendment to the Shift Charter to effect a reverse stock split of Shift Common Stock at a ratio within a range of 1-for-5 and 1-for-10, as determined by the Shift Board (the ‘‘Reverse Stock Split Amendment”), in each case upon the terms and subject to the conditions described in the Registration Statement. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering the opinion stated herein we have examined and relied upon the following:

(a)	the Agreement and Plan of Merger dated as of August 9, 2022, by and among the Company, Merger Sub and CarLotz (the “Merger Agreement”);

(b)
the registration statement on Form S-4 of the Company (including the joint proxy statement/prospectus contained therein), initially filed on September 26, 2022 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), related to the proposed Merger and the Reverse Stock Split Amendment (as amended through the date hereof, the “Registration Statement”); and

(c)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

CHICAGO LONDON LOS ANGELES NEW YORK SAN FRANCISCO WASHINGTON, DC	WWW.JENNER.COM

October 18, 2022

In making our examination of such documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable.

In rendering our opinion, we have relied upon statements of officers and other representatives of the Company and others, and we have assumed that such statements are and will continue to be true, correct and complete without regard to any qualification as to knowledge, belief or intent.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the related judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law, although the discussion in the Registration Statement under the captions “U.S. Federal Income Tax Consequences of the Merger” and ‘‘U.S. Federal Income Tax Consequences of the Reverse Stock Split Amendment” do not purport to discuss all possible U.S. federal income tax considerations of the Merger and Shift Reverse Stock Split to U.S. Holders, such discussions constitute, in all material respects, a fair and accurate summary of the material U.S. federal income tax considerations of the Merger and the Shift Reverse Stock Split to U.S. Holders.

Except as set forth above, we express no other opinion. This opinion is furnished only to you and is solely for your benefit in connection with the Registration Statement. It may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Act.

Sincerely,

/s/ Jenner & Block LLP

Jenner & Block LLP